As filed with the Securities and Exchange Commission on May 3, 2006  Registration No. [___________]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

North Central Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	42-1449849 (I.R.S. Employer Identification No.)
825 Central Avenue Fort Dodge, Iowa 50501 (515) 576-7531 (Address, including Zip Code, of principal executive offices)

North Central Bancshares, Inc. 2006 Stock Incentive Plan
(Full title of the plan)

Mr. David M. Bradley
Chairman of the Board, President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
(515) 576-7531

Copy to:

W. Edward Bright, Esq.
Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
(212) 912-7400
(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	125,000 shares	$39.00	$4,875,000	$ 521.63

(1)  Based on the number of shares of common stock of North Central Bancshares, Inc. (the “Company”) reserved for issuance pursuant to the North Central Bancshares, Inc. 2006 Stock Incentive Plan (the “Plan”). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

(2)  Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the daily high and low sales prices of common stock of the Company on the Nasdaq National Market at the close of trading on May 2, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.           Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Item 3.            Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Company are incorporated by reference in this registration statement:

(1)	the description of Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated January 31, 1996;

(2)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(3)	all other reports filed after December 31, 2005 by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the end of the fiscal year ended December 31, 2005 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom this prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to David W. Edge, North Central Bancshares, Inc., 825 Central Avenue, Fort Dodge, Iowa 50501. Telephone requests may be directed to (515) 576-7531.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 851 of the Iowa Business Corporation Act (the “IBCA”), inter alia, empowers an Iowa corporation to indemnify an individual made a party to a proceeding because such individual is or was a director against liability incurred in the proceeding, provided that such individual acted in good faith, reasonably believed, in the case of conduct in such individual’s official capacity with the corporation, that such individual’s conduct was in the corporation’s best interests, or in all other cases, that such individual’s conduct was at least not opposed to the corporation’s best interests and, with respect to a criminal proceeding, had no reasonable cause to believe such individual’s conduct was unlawful. However, indemnification is prohibited either in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standards above, or in which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in such director’s official capacity.

Section 852 of the IBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because such director is or was a director of the corporation against reasonable expenses incurred by such director in connection with the proceeding.

Section 853 of the IBCA further provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding if such director furnishes the corporation a written affirmation’s of such director’s good faith belief that such director has met the standard of conduct described in Section 851, and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that such director did not meet the standard of conduct.

Section 856 of the IBCA further provides that a corporation may indemnify and advance expenses to an officer made a party to a proceeding because such individual is or was an officer to the same extent as to a director, and indemnify and advance expenses to an officer who is not a director to the extent as may be provided by the articles of incorporation, bylaws, a resolution of the board of directors, or contract, except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

Section 857 of the IBCA further provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or organization, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to such individual under Section 851 or 852 of the IBCA.

Article IX of the Company’s Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the IBCA. Article X of the Company’s Articles of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the IBCA, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Company.

Article X also empowers the Company to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Company or who is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or organization, against any liability, whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Articles of Incorporation. The Company is also authorized by its Articles of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents. The Company’s current employment agreement with David M. Bradley and C. Thomas Chalstrom obligates the Bank to either provide Mr. Bradley and Mr. Chalstrom with indemnification coverage under a standard directors’ and officers’ liability policy or to indemnify him to the fullest extent permitted by law.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

See exhibits list.

Item 9.           Undertakings.

A.           Rule 415 offering. The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           Filings incorporating subsequent Exchange Act documents by reference. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Incorporated annual and quarterly reports. The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.         Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Dodge, State of Iowa, on April 28, 2006.

NORTH CENTRAL BANCSHARES, INC.

By:    /s/      David M. Bradley
David M. Bradley
Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David M. Bradley David M. Bradley	Chairman of the Board, President and Chief Executive Officer	April 28, 2006
/s/ David W. Edge David W. Edge	Chief Financial Officer and Treasurer	April 28, 2006
/s/ C. Thomas Chalstrom C. Thomas Chalstrom	Executive Vice President and Director	April 28, 2006
/s/ Paul F. Bognanno Paul F. Bognanno	Director	April 28, 2006
/s/ Randall L. Minear Randall L. Minear	Director	April 28, 2006
/s/ Melvin R. Schroeder Melvin R. Schroeder	Director	April 28, 2006
/s/ Robert H. Singer, Jr. Robert H. Singer, Jr.	Director	April 28, 2006
/s/ Mark M. Thompson Mark M. Thompson	Director	April 28, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	North Central Bancshares, Inc. 2006 Stock Incentive Plan.
4.2	Articles of Incorporation of North Central Bancshares, Inc., incorporated by reference to the Company’s Annual Report on Form 8-A, dated January 26, 1996, as amended.
4.3	Bylaws of North Central Bancshares, Inc., incorporated by reference to the Company’s Annual Report on Form 8-A, dated January 26, 1996, as amended.
5.1	Opinion of Dickinson, Mackaman, Tyler & Hagen, P.C. as to the legality of the securities being registered.
23.1	Consent of Dickinson, Mackaman, Tyler & Hagen, P.C.(included in Exhibit 5.1 hereof).
23.2	Consent of McGladrey & Pullen, LLP.